Exhibit 99.1

Investor Relations:
Liolios Group, Inc.
Ron Both
ron@liolios.com
949-574-3860

For Immediate Release

Storage Area Networks Announces Year End Operating Results For Fiscal Year 2002

Castle Rock, Colorado, March 31, 2003-Storage Area Networks (OTCBB: SANZ) recognized a record $33.0 million in revenues for the year ending December 31, 2002, an increase of $14.2 million over prior year. Gross profit for the year was $7.3 million, or 22% of revenue. Selling, General and Administrative Expense (including product development expenses) was $9.3 million and depreciation and amortization expense totaled $1.0 million. EBITDA was a loss of ($2.0 million), an improvement of $3.8 million over 2001. The net loss before income taxes for the year was ($3.0 million) or ($.08) per share, an improvement of $3.4 million over the prior year’s loss of ($6.4 million) or ($.45) per share.

The company elected to change its policy for recording revenues on maintenance contracts where SANZ does not provide any continuing service obligation and instead relies solely on the product manufacturer to deliver those services. Instead of recording those sales on a gross basis and deferring the resulting revenue over the life of the contract, as was previously the Company’s policy, SANZ will now record these sales on a net basis at the time of the transaction. This change is reflected in the 2002 annual results above. Had that change not been made, pro forma revenue would have been approximately $35.7 million. The policy change does not result in any material change to gross profit. All 2001 numbers referenced in this release have been reclassified to reflect the newly adopted policy.

John Jenkins, Storage Area Networks CEO stated, “2002 was a year of dramatic positive change for SANZ. We managed to post year on year growth of more than 75%, attributed in large part to our acquisition of ITIS Services in January of 2002. More importantly, our current revenues represent organic growth of more than 15% over pro forma 2001 revenues for SANZ and ITIS Services on a combined basis. Our acquisition of ITIS Services brought to SANZ the legacy commercial revenue base of ITIS, dramatically improved our commercial presence across the rest of the company, and allowed us to expand significantly our position in the federal markets where we added new clients. Overall, our government business and commercial business were evenly weighted for 2002, in contrast to 2001 when our business was heavily weighted toward government clients. This re-balancing of our business model as well as significant growth of our Professional Services revenue enabled us to post 22% gross profit margins for 2002, a substantial increase over the 17% margin posted in 2001. At the SG&A line, expenses increased by $1.8 million over the pre-ITIS expense levels recorded in 2001, but were reduced by almost $5 million from the pro forma SG&A expense of SANZ and ITIS on a combined basis. Those actions plus the scalability of our investment in administrative systems resulted in an improvement of almost 20 percentage points in SG&A as a percentage of sales.”

Jenkins added, “SG&A expense included the company’s continued investment in development of its software application and integrated product solution for application to geospatial data management, EarthWhere™. While minimal revenues were recorded for this product and related services in 2002, we continue to believe that EarthWhere holds significant promise, as supported by specific announcements of this past month.”

Jenkins noted, “Our success in effecting the integration of SANZ and ITIS in 2002 gives us solid confidence as we proceed into the anticipated business combination of SANZ and Solunet Storage. We expect to sign the definitive agreement for that combination imminently, and hope to close the transaction in early April.”

To avoid duplicate administrative effort, SANZ has elected to defer the filing of its 10-KSB until that transaction is complete. Complete 2002 financial statements will be included in the 10-KSB when filed.

ABOUT SANZ

SAN Holdings, through its subsidiary Storage Area Networks, Inc., provides total data storage solutions, including solutions customized to a customer’s needs, integrated storage appliances, and storage management services. SANZ maintains operations in Colorado, Connecticut, Massachusetts, New Jersey, Ohio and greater Washington DC. For additional information, please contact Hugh O’Reilly, Senior Vice President, at (203) 838-9888 or horeilly@sanz.com. For investor relations information, contact Ronald Both of Liolios Group, Inc., (949) 574-3860 or ron@liolios.com. Learn more about the Company on the World Wide Web at www.sanz.com.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are “forward looking statements” under the federal Securities laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the Company's sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the Company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in the Company’s filings at the U.S. Securities and Exchange Commission.